Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES EXTENSION OF

CROFELEMER NDA PRIORITY REVIEW

Extended User Fee Goal Date September 5, 2012

RALEIGH, NC, April 30, 2012 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) goal date for the Agency’s Priority Review of the New Drug Application (NDA) for Crofelemer 125 mg tablets for the proposed indication for the control and symptomatic relief of diarrhea in patients with human immunodeficiency virus (HIV)/acquired immune deficiency syndrome (AIDS) on anti-retroviral therapy (ART). The FDA has notified Salix that it requires additional time for a full review of the submission and has extended the June 5, 2012 goal date by three months. The extended user fee goal date is September 5, 2012. The FDA did not request additional studies.

About Crofelemer

Crofelemer is a first-in-class, gastrointestinal agent of botanical origin. Crofelemer is a gut-targeted, orally administered, anti-secretory, anti-diarrheal agent that has minimal absorption. Crofelemer is a locally-acting product that is believed to possess dual novel mechanisms of action that might be effective in treating both acute infectious diarrhea and chronic diarrhea. Investigational studies support the use of crofelemer as an anti-secretory anti-diarrheal agent that may provide relief to patients through the inhibition of chloride secretion by both gut CFTR (Cystic Fibrosis Transmembrane Conductance Regulator Protein) as well as gut CaCC (calcium-activated chloride channel). Inhibiting CFTR and CaCC prevents the secretion of chloride and other ions, along with the water that passively follows chloride, out of the body into the intestinal lumen. This secretion leads to diarrhea, with the associated symptoms of dehydration, electrolyte imbalance, abdominal cramping, urgency and increased frequency. Additionally, crofelemer, unlike other anti-diarrheal agents, does not affect gut motility. In trials to date, crofelemer is well tolerated, and demonstrates a safety profile comparable to placebo. Crofelemer, if approved, would be a first-in-class CFTR inhibitor as well as a first-in-class CaCC inhibitor that would work as an anti-secretory anti-diarrheal drug.

About HIV/AIDS-Associated Diarrhea

Approximately 50% of the 1 million people in the United States living with HIV/AIDS are currently taking an anti-retroviral therapy (ART), and approximately 30% of HIV/AIDS patients on ART (approximately 150,000 patients) experience episodic or chronic diarrhea. Diarrhea in this patient population can result in weight loss, reduced quality of life, poor compliance with ART and increased healthcare costs.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, SOLESTA®, DEFLUX®, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR®, Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site, Twitter and Facebook are not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.